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                                                                    Exhibit 99.1
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                                                              September 25, 2001

Dear Fellow Shareholders of Novoste Corporation,

     The purpose of this letter is twofold. First and foremost, all of us at Novoste Corporation extend our sincere sympathies to those affected by the horrific events that occurred on September 11, 2001. This tragedy has deeply affected all of us and our prayers are with those who have suffered in these most difficult times.

     Second, we want to assure you that our core business, vascular brachytherapy, remains very strong. Novoste is enjoying one of the most successful product launches in the cardiology device industry. In July, Novoste reported $17.3 million in revenue in the second quarter, an 86 percent increase from the first quarter and close to $3 million over analysts' second quarter consensus estimates. We continue to expand the vascular brachytherapy market and we are very confident in achieving our previously stated revenue goal of $19 to $21 million in the third quarter and $65 to $70 million for this calendar year. A major driver of our business in the fourth quarter this year will be the establishment of U.S. hospital reimbursement for vascular brachytherapy procedures, which will go into effect on October 1. Finally, we are projecting our first profitable quarter in the third quarter this year, a landmark accomplishment for Novoste Corporation. Our growth and expected profitability are a positive reflection of our management team's ability to execute - to introduce a breakthrough technology in the highly competitive cardiology marketplace.

     Looking forward, we are very enthusiastic regarding expansion of our core technology into the treatment of peripheral arterial disease, specifically the area of the mid-thigh to just below the knee called the femoral-popliteal (fem-pop) area. Fem-pop disease affects over 500,000 patients per year. Stents are not used in the knee area due to joint movement that compromises their efficacy. We are on track to begin patient enrollment into a fem-pop clinical trial by the end of this year.

     Despite our achievements and continued growth, Novoste Corporation's stock price has been under significant pressure over the last few weeks. More recently, this has been due to stock market uncertainty associated with our national crisis, but had been prompted in early September by the Johnson & Johnson Cordis announcement of clinical trial data from an European clinical trial that investigated the use of a new technology, drug-eluting stents, to treat coronary artery disease. This trial, while preliminary, reported a zero percent "restenosis" rate at the six-month follow-up time period in those patients who received the drug-eluting stent.

     While we acknowledge that drug-eluting stents could be a major breakthrough in the field of interventional cardiology, this technology will require large-scale U.S. multi-center clinical trial data to be submitted to the U.S. Food and Drug Administration (FDA). We believe these data will not be available until the second half of 2002 and then there will be a period of time for FDA review. As a result, we believe that this new technology will not be approved for commercial use in the U.S. market until 2003 at the earliest. And while this clinical data looks promising, it remains to be seen if the early reports of safety and efficacy will be maintained in the long term.
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Letter to Shareholders - Novoste Corporation
September 25, 2001
Page 2

     If, however, additional clinical trial data confirms the results of the European clinical trials and the drug-eluting stent becomes commercially available in the U.S., we believe that this new tool will encourage interventional cardiologists to treat even more complex coronary artery disease than they do today. This should increase the number of angioplasty procedures and perhaps reduce the number of patients referred to coronary artery bypass surgery. Because drug-eluting stents will be used to treat highly complex coronary artery disease, their success rate is unlikely to be 100 percent. Therefore, vascular brachytherapy will continue to be an important tool in the armamentarium of the interventional cardiologist.

     At Novoste, our mission is to continue our revenue and earnings growth into the years ahead. In the short term, we plan to grow our top line through continued penetration of the in-stent restenosis market. In the longer term, our top line strategy is to expand our market opportunity by applying our core technology to the treatment of peripheral arterial disease and by aggressively pursuing strategic growth opportunities that leverage the company's core competencies. In addition, our bottom line continues to improve as we achieve operational and manufacturing efficiencies.

     In summary, we assure you that our core business remains strong. We have achieved a strong number one market position in a rapidly growing new market, and we have demonstrated our ability to execute our plan. We believe we have a sustainable business in vascular brachytherapy, and we have embarked on new programs to ensure continued sales and earnings growth in the future.

     We sincerely thank you for your ongoing support and interest in our company.

Very truly yours,



William A. Hawkins
President and Chief Executive Officer
Novoste Corporation


About Novoste Corporation

Novoste Corporation, based in Atlanta, GA, develops advanced medical treatments for coronary and vascular diseases and is the worldwide leader in vascular brachytherapy. The company's Beta-Cath(TM) System is commercially available in the United States, as well as in the European Union and several other countries. For general company information, please call (770) 717-0904 or visit the company's web site at www.novoste.com.
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Forward-Looking Statements

The forward-looking statements included in this letter reflect management's best judgment based on factors currently known. Actual results may differ materially from those projected in these forward-looking statements based upon risks and uncertainties, such as timing and receipt of regulatory approvals, reimbursement, timing and results of future clinical trials, product availability, continued market acceptance of the Beta-Cath System, continued demonstration of safety, efficacy, and device performance in post-market surveillance studies, competition and technological changes and other risks detailed in documents filed by Novoste with the SEC including its Form 10-K for the year ended December 31, 2000 and Form 10-Q for the quarter ended June 30, 2001.